Daktronics, Inc. Announces Fourth Quarter and Fiscal 2016 Results

Brookings, S.D. – June 1, 2016 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2016 fourth quarter net sales of $138.5 million, operating loss of $3.7 million, and net loss of $2.9 million, or $(0.07) per diluted share, compared to net sales of $158.1 million, operating income of $7.0 million, and a net income of $3.8 million, or $0.09 per diluted share, for the fourth quarter of fiscal 2015.  Fiscal 2016 fourth quarter orders were $143.2 million compared to $196.1 million for the fourth quarter of fiscal 2015. Backlog at the end of the fiscal 2016 fourth quarter was $181.2 million, compared to a backlog of $190.5 million a year earlier and $176.3 million at the end of the third quarter of fiscal 2016.

Net sales, operating income, net income, and earnings per share for the fiscal year ended April 30, 2016, were $570.2 million, $2.5 million, $2.1 million and $0.05 per diluted share, respectively. This compares to $615.9 million, $31.3 million, $20.9 million and $0.47 per diluted share, respectively, for fiscal 2015. Fiscal 2016 was a 52-week year and fiscal 2015 was a 53-week year. The extra week of fiscal 2015 fell within the first quarter, resulting in a 52-week versus a 53-week year end comparison.

Free cash flow, defined as cash provided from or used in operating activities less capital expenditures, was negative $3.6 million for fiscal 2016, as compared to a positive free cash flow of $35.4 million for fiscal 2015.  Cash provided by operations was $13.3 million for fiscal 2016, compared to $53.2 million for fiscal 2015. Net investment in property and equipment was $16.9 million for fiscal 2016, as compared to $17.8 million for fiscal 2015. Cash, restricted cash, and marketable securities at the end of the fourth quarter of fiscal 2016 were $53.2 million, which compares to $83.1 million at the end of the fourth quarter of fiscal 2015.

Sales and orders for the fourth quarter of fiscal 2016 decreased by 12.4 percent and 27.0 percent, respectively, as compared to the fourth quarter of fiscal 2015. The orders decline was due to International and Live Events multi-million dollar projects that were booked during the fourth quarter of fiscal 2015, while no orders of similar size occurred during the fourth quarter of fiscal 2016. Sales decreased primarily due to lighter International and Commercial billboard and spectacular demand. Operating loss was 2.6 percent of sales for the quarter due to increased warranty impact for the quarter and lower production levels.

Orders decreased in fiscal 2016 by $70.8 million as compared to fiscal 2015. International, Commercial and Live Events business unit orders declined during the year. The decline in International orders was due to the inherent timing volatility in the booking of large orders, various macroeconomic trends, and the competitive environment. Commercial business unit orders declined in spectacular and billboard niches due to a softening in customer demand and delaying commitments on large projects and programs. While Live Events orders declined by 2.6 percent, underlying demand remained strong considering fiscal 2015 orders included a significantly sized NFL stadium project with no similar sized project in fiscal 2016. Orders increased by 10.5 percent in High School Park and Recreation business unit due to increased video project sizes with higher average sales price and increased market demand. Transportation orders increased by 11.8 percent due to increased market demand with the passing of the federal highway funding bill. Finally, approximately 2.0 percent of the annual order decline was due to the additional week in fiscal 2015.

Sales for fiscal 2016 decreased 7.4 percent as compared to fiscal 2015. Approximately 2.0 percent of this decline is due to the decrease of one week in the fiscal 2016 year and the remaining decline was primarily due to decreases in sales in Live Events, Commercial, and International business units. Live Events declined due to the timing of customer deliveries extending beyond the fiscal year. The Commercial sales decline was driven by decreased customer demand in billboard and spectacular niches. Sales in the International business unit declined due to lower orders during the last half of the year.

Annual operating income as a percentage of sales decreased to 0.4 percent for fiscal 2016 as compared to 5.1 percent for fiscal 2015. The decline is primarily attributable to the impact of additional warranty expenses of 1.6 percent and an increase in operating expenses. The increase in operating expense dollars is due to additional activity in design areas and increases in personnel related and information technology costs.

Reece Kurtenbach, chairman, president and chief executive officer, stated, "Fiscal 2016 was a challenging year for Daktronics. A warranty issue caused margin declines and high opportunity costs with time spent solving and correcting the issue. We believe we have accrued our best estimate for the most probable ultimate costs and we will continue to monitor over the coming year. We also experienced lower demand in some markets resulting in lower production rates through our infrastructure.

“While we had these challenges, we were also successful in a number of ways. Daktronics continues to be the world leader in market share in the video display industry. We were successful in winning and delivering orders to expanding sports and worldwide transportation markets and to global accounts. We launched a number of new solutions in the latter part of fiscal 2016, which we anticipate will positively impact fiscal 2017. In addition, we made progress on product enhancements to both meet specific customer needs and improve lifetime quality and reliability at lower overall cost to produce. Finally, we acquired a company during the year to expand our capabilities in the growing industry of digital media networks."

Outlook
Kurtenbach continued, “The marketplace we operate in continues to expand as digital technology becomes ever more prevalent. We are the most experienced market provider for video system design and delivery, lifetime support, and value to our customers. Global macroeconomic factors including low oil prices, strong U.S. dollar, slowing GDP, political instability and other uncertainties continue to affect customer purchasing decisions. This creates some uncertainty in the near-term outlook for orders; therefore, we expect modest growth in fiscal 2017 and we will carefully manage our spending.

"Strategically, we are accelerating activities to complete product developments for a number of customer solution areas. For example, we are investing in our control platform to allow customers to continue to experience our best-in-class control systems while lowering our ongoing development and support costs. We also continue to invest in the video processing applications for higher resolution displays. Finally, we are developing solutions to meet global demand for lower cost systems with performance targeted for certain applications. This will add to our product lineup and improve our ability to capture a broader customer base in this growing global market."

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation and Transportation, and one International business unit. For more information, visit the company's website at: http://www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2015 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Twelve Months Ended
	April 30, 2016	May 2, 2015	April 30, 2016	May 2, 2015

Net sales	$138,463	$158,086	$570,168	$615,942
Cost of goods sold	110,487	122,849	449,149	471,363
Gross profit	27,976	35,237	121,019	144,579

Operating expenses:
Selling expense	15,939	14,558	58,812	57,963
General and administrative	8,607	7,789	32,801	30,679
Product design and development	7,085	5,879	26,911	24,652
	31,631	28,226	118,524	113,294
Operating (loss) income	(3,655)	7,011	2,495	31,285

Nonoperating income (expense):
Interest income	193	294	987	1,119
Interest expense	(25)	(40)	(228)	(223)
Other (expense) income, net	539	(280)	(128)	(498)

(Loss) income before income taxes	(2,948)	6,985	3,126	31,683
Income tax (benefit) expense	(18)	3,146	1,065	10,801
Net (loss) income	$(2,930)	$3,839	$2,061	$20,882

Weighted average shares outstanding:
Basic	44,094	43,707	43,990	43,514
Diluted	44,094	43,966	44,456	44,443

Earnings per share:
Basic	$(0.07)	$0.09	$0.05	$0.48
Diluted	$(0.07)	$0.09	$0.05	$0.47

Cash dividends declared per share	$0.10	$0.10	$0.40	$0.40

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	April 30, 2016	May 2, 2015
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,328	$57,284
Restricted cash	198	496
Marketable securities	24,672	25,346
Accounts receivable, net	77,554	80,857
Inventories, net	69,827	64,389
Costs and estimated earnings in excess of billings	30,200	35,068
Current maturities of long-term receivables	3,172	3,784
Prepaid expenses and other assets	6,468	6,663
Deferred income taxes	—	10,640
Income tax receivables	4,812	5,543
Total current assets	245,231	290,070

Long-term receivables, less current maturities	3,866	6,090
Goodwill	9,208	5,269
Intangibles, net	7,721	1,824
Investment in affiliates and other assets	2,414	2,680
Deferred income taxes	9,437	702
	32,646	16,565
PROPERTY AND EQUIPMENT:
Land	2,155	2,147
Buildings	65,247	64,186
Machinery and equipment	82,973	80,664
Office furniture and equipment	14,746	15,823
Computer software and hardware	48,917	51,083
Equipment held for rental	374	803
Demonstration equipment	8,026	7,299
Transportation equipment	6,596	6,012
	229,034	228,017
Less accumulated depreciation	155,871	155,173
	73,163	72,844
TOTAL ASSETS	$351,040	$379,479

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	April 30, 2016	May 2, 2015
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	43,441	52,747
Accrued expenses	23,532	26,063
Warranty obligations	16,564	11,838
Billings in excess of costs and estimated earnings	10,361	23,797
Customer deposits (billed or collected)	16,012	16,828
Deferred revenue (billed or collected)	10,712	9,524
Current portion of other long-term obligations	585	587
Income taxes payable	310	636
Total current liabilities	121,517	142,020

Long-term warranty obligations	13,932	14,643
Long-term deferred revenue (billed or collected)	5,603	3,914
Other long-term obligations, less current maturities	5,151	3,190
Long-term income tax payable	3,016	2,734
Deferred income taxes	754	939
Total long-term liabilities	28,456	25,420
TOTAL LIABILITIES	149,973	167,440

SHAREHOLDERS' EQUITY:
Common stock	51,347	48,960
Additional paid-in capital	35,351	32,693
Retained earnings	117,276	132,771
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(2,898)	(2,376)
TOTAL SHAREHOLDERS' EQUITY	201,067	212,039
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$351,040	$379,479

Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Year Ended
	April 30, 2016	May 2, 2015
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,061	$20,882
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,561	14,764
Amortization	295	204
Amortization of premium/discount on marketable securities	87	168
Gain on sale of property and equipment	(71)	(1,207)
Share-based compensation	2,958	3,038
Excess tax benefits from share-based compensation	(3)	(38)
Gain on sale of equity investee	(119)	—
Provision for doubtful accounts	481	(222)
Deferred income taxes, net	911	2,146
Change in operating assets and liabilities	(9,886)	13,433
Net cash provided by operating activities	13,275	53,168

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(17,056)	(21,837)
Proceeds from sales of property, equipment and other assets	152	4,037
Purchases of marketable securities	(21,286)	(15,653)
Proceeds from sales or maturities of marketable securities	21,862	15,532
Proceeds from sale of equity method investment	377	—
Acquisitions, net of cash acquired	(7,867)	(6,306)
Net cash used in investing activities	(23,818)	(24,227)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	(38)	(81)
Proceeds from exercise of stock options	610	2,513
Excess tax benefits from share-based compensation	3	38
Principal payments on long-term obligations	(467)	(1,163)
Dividends paid	(17,556)	(17,377)
Net cash used in financing activities	(17,448)	(16,070)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(965)	(641)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(28,956)	12,230

CASH AND CASH EQUIVALENTS:
Beginning of period	57,284	45,054
End of period	$28,328	$57,284

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Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Twelve Months Ended
	April 30, 2016	May 2, 2015	Dollar Change	Percent Change	April 30, 2016	May 2, 2015	Dollar Change	Percent Change
Net sales:
Commercial	$35,600	$44,321	$(8,721)	(19.7)%	$148,261	$165,793	$(17,532)	(10.6)%
Live Events	55,401	60,066	(4,665)	(7.8)%	205,151	231,877	(26,726)	(11.5)%
High School Park and Recreation	15,883	12,532	3,351	26.7%	70,035	67,657	2,378	3.5%
Transportation	13,490	13,526	(36)	(0.3)%	52,249	48,333	3,916	8.1%
International	18,089	27,641	(9,552)	(34.6)%	94,472	102,282	(7,810)	(7.6)%
	$138,463	$158,086	$(19,623)	(12.4)%	$570,168	$615,942	$(45,774)	(7.4)%
Orders:
Commercial	$40,742	$44,606	$(3,864)	(8.7)%	$135,824	$170,209	$(34,385)	(20.2)%
Live Events	52,295	76,775	(24,480)	(31.9)%	220,377	226,354	(5,977)	(2.6)%
High School Park and Recreation	20,925	14,494	6,431	44.4%	76,485	69,188	7,297	10.5%
Transportation	14,099	13,860	239	1.7%	56,834	50,845	5,989	11.8%
International	15,161	46,344	(31,183)	(67.3)%	71,266	114,977	(43,711)	(38.0)%
	$143,222	$196,079	$(52,857)	(27.0)%	$560,786	$631,573	$(70,787)	(11.2)%

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow (in thousands) (unaudited)

	Twelve Months Ended
	April 30, 2016	May 2, 2015
Net cash provided by operating activities	$13,275	$53,168
Purchases of property and equipment	(17,056)	(21,837)
Proceeds from sales of property, equipment and other assets	152	4,037
Free cash flow	$(3,629)	$35,368

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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